Exhibit 10.4

CERUS CORPORATION

Amended and Restated 2008 Equity Incentive Plan

RESTRICTED STOCK UNIT AGREEMENT

Pursuant to the Restricted Stock Unit Grant Notice (“Grant Notice”) and this Restricted Stock Unit Agreement (“Agreement”) (collectively, the “Award”), Cerus Corporation (the “Company”) has awarded you, pursuant to its Amended and Restated 2008 Equity Incentive Plan (the “Plan”), the number of Restricted Stock Units as indicated in the Grant Notice. Defined terms not explicitly defined in this Restricted Stock Unit Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows.

1. VESTING. Subject to the limitations contained herein, your Award shall vest as provided in the Grant Notice, provided that vesting shall cease upon the termination of your Continuous Service. Any Restricted Stock Units that have not vested shall be forfeited upon the termination of your Continuous Service.

2. DIVIDENDS. You shall not receive any payment or other adjustment in the number of your Restricted Stock Units for dividends or other distributions that may be made in respect of the shares of Common Stock to which your Restricted Stock Units relate.

3. ISSUANCE AND DELIVERY OF STOCK CERTIFICATES. Subject to the satisfaction of the withholding obligations set forth in Section 10 of this Agreement, and except as set forth in Section 5 of this Agreement, (i) the Company will issue to you those shares of the Company’s Common Stock that vested under your Restricted Stock Units on each scheduled vesting date indicated in your Grant Notice and (ii) the stock certificates (the “Certificates”), issued in your name, representing any such vested shares of Common Stock will be delivered to you as soon as practicable after each scheduled vesting date.

4. NUMBER OF SHARES. The number of Restricted Stock Units subject to your Award may be adjusted from time to time for capitalization adjustments, as provided in Section 13(a) of the Plan.

5. SECURITIES LAW COMPLIANCE. You may not be issued any shares of Common Stock under your Award unless the shares are either (i) then registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

6. RESTRICTIVE LEGENDS. The shares of Common Stock issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.

7. TRANSFERABILITY. Your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of shares of Common Stock pursuant to Section 3 of this Agreement.

8. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue such service. In addition, nothing in your Award shall obligate the Company or an Affiliate, their respective stockholders, boards of directors, Officers or Employees to continue any relationship that you might have as an Employee, Director or Consultant for the Company or an Affiliate.

9. UNSECURED OBLIGATION. Your Award is unfunded, and as a holder of vested Restricted Stock Units subject to your Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Common Stock pursuant to Section 3 of this Agreement.

10. WITHHOLDING OBLIGATIONS.

(a) At the time you receive a distribution of shares of Common Stock pursuant to your Award, or at any other time as reasonably requested by the Company, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Award. Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; (iii) permitting you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), which shall initially be E*Trade, whereby you irrevocably elect to sell the portion of the shares to be delivered under the Award necessary so as to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and/or its Affiliates or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Common Stock are vested or are issued, as applicable) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

(b) Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to issue a certificate for such shares.

(c) In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

(d) In the event that you elect to enter into a “sell to cover” commitment pursuant to Section 15(a)(iii) above by electing the “Sell to Cover” box on the Grant Notice, you hereby acknowledge and agree to the following:

(1)	I hereby appoint E*Trade as my agent (the “Agent”), and authorize the Agent, to:
(A)

Sell on the open market at the then prevailing market price(s), on my behalf, as soon as practicable on or after each date on which shares subject to the Award vest, the number (rounded up to the next whole number) of the shares of Common Stock to be delivered to me in connection with the vesting of those shares sufficient to generate proceeds to cover (1) the Withholding Taxes that I am required to pay pursuant to the Plan and this Agreement as a result of such shares vesting (or being issued, as applicable) and (2) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto; and

(B)	Remit any remaining funds to me.

(2)	I hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of Shares that must be sold pursuant to this Section 10(d).

(3)

I understand that the Agent may effect sales as provided in this Section 10(d) in one or more sales and that the average price for executions resulting from bunched orders will be assigned to my account. In addition, I acknowledge that it may not be possible to sell shares of Common Stock as provided by in this Section 10(d) due to (i) a legal or contractual restriction applicable to me or the Agent, (ii) a market disruption, or (iii) rules governing order execution priority on the national exchange where the Common Stock may be traded. In the event of the Agent’s inability to sell shares of Common Stock, I will continue to be responsible for the timely payment to the Company of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in this Section 10(d).

(4)

I acknowledge that regardless of any other term or condition of this Section 10(d), the Agent will not be liable to me for (a) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (b) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

(5)

I hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 10(d). The Agent is a third-party beneficiary of this Section 10(d).

(6)	This Section 10(d) shall terminate no later than the date on which all Withholding Taxes arising in connection with the vesting of my Award have been satisfied.

12. NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

13. HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

14. AMENDMENT. Nothing in this Agreement shall restrict the Company’s ability to exercise its discretionary authority pursuant to Section 3 of the Plan; provided, however, that no such action may, without your consent, adversely affect your rights under your Award and this Agreement.

15. MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

16. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

17. CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of California without regard to such state’s conflicts of laws rules.